Exhibit 10.3

May 18th, 2015

Dear Steve:

I am very pleased to outline in this letter (the “Offer Letter”) the terms and conditions on which we are revising and extending the offer regarding the position of President North American Business Unit of Cott Corporation (the “Company”). This Offer Letter will not constitute an agreement until it has been fully executed by both parties. Please note that this Offer Letter does not contemplate a contract or promise of employment for any specific term; you will be an at will employee at all times.

1. Position and Duties.

1.1 Position. Subject to the terms and conditions hereof, you will be employed by the Company as its President North American Business Unit.

1.2 Responsibilities.

(a) As the Company’s President North American Business Unit, you will report to the Chief Executive Officer and have such duties and responsibilities as may be assigned to you from time to time by the Chief Executive Officer.

(b) You agree to devote all of your business time and attention to the business and affairs of the Company and to discharging the responsibilities assigned to you. This shall not preclude you from (i) serving on the boards of directors of a reasonable number of charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal affairs, so long as these activities do not interfere with the performance of your duties and responsibilities as the Company’s President North American Business Unit.

1.3 No Employment Restriction. You hereby represent and covenant that, except as disclosed to the Company, your employment by the Company does not violate any agreement or covenant to which you are subject or by which you are bound and that there is no such agreement or covenant that could restrict or impair your ability to perform your duties or discharge your responsibilities to the Company.

1.4 Term. The term of this Offer Letter is for a period commencing on the date hereof and ending on May 31, 2018. In the event you decide not to remain in the United States during the term of this Offer Letter, the Company will use reasonable commercial efforts to find you a position of similar scope and size to the General Manager UK position you held prior to becoming President North American Business Unit. If no such position is available, you shall be entitled to a cash payment in the amount equal to two weeks of your then-effective Annual Base Salary.

2. Remuneration.

2.1 Base Salary. Your annual base salary will initially be at the rate of US $399,000 per year (“Annual Base Salary”), paid on a bi-weekly basis, pro-rated for any partial periods based on the actual number of days in the applicable period. Your performance will be evaluated at least annually, and any increase to the level of your Annual Base Salary will be determined as part of the regular annual review process. You will continue to receive an annual car allowance in the amount of US $13,500 annually and a cell phone allowance in the amount of US $2,025 annually.

2.2 Bonus. You will be eligible to participate in the Company’s annual bonus plan and may earn a bonus based upon the achievement of specified performance goals. The amount of your target bonus is 75% of your Annual Base Salary. Currently the maximum potential payout permitted under the bonus plan is two (2) times the applicable target bonus for achievement of performance goals significantly in excess of the target goals, as established by the Human Resources and Compensation Committee of the Company’s Board of Directors. Please note that the bonus plan is entirely discretionary and the Company reserves in its absolute discretion the right to terminate or amend it or any other bonus plan that may be established.

2.3 One-time LTI Grant. You will be entitled to receive a one-time long term incentive (“LTI”) award equivalent to US $ 1,000,000 in addition to the previous FY2015-2017 award. The type and mix of grants (and the performance measures for the performance-based RSUs) will be the same as the FY2015-2017 award. The LTI award, including the vesting terms, will be governed by the Amended and Restated Cott Corporation Equity Incentive Plan, as amended and your award agreement.

3. Benefits.

3.1 Benefit Program. You will continue to be eligible to participate in the Company’s benefit programs generally available to other senior executives of the Company. Our benefit programs include health, disability and life insurance benefits. Employee contributions are required for our benefit program. You will also continue to be eligible to be reimbursed or the Company will pay directly for the costs of an annual medical examination in an amount not to exceed US $1,500 per year.

3.2 Vacation. You will be entitled to five (5) weeks’ vacation per calendar year. You are encouraged to take vacation in the calendar year it is earned. All earned vacation must be taken by March 31st of the year following the year in which it is earned; otherwise it may be forfeited. If you should leave the Company, the value of any unearned vacation taken by you will be considered a debt to the Company. All vacation periods require the approval of the Chief Executive Officer.

3.3 Reimbursement. You will be reimbursed for expenses reasonably incurred in connection with the performance of your duties in accordance with the Company’s policies as established from time to time, including reimbursement for air travel to the United Kingdom on a monthly basis.

3.4 No Other Benefits. You will not be entitled to any benefit or perquisite other than as specifically set out in this Offer Letter or separately agreed to in writing by the Company.

3.5 Living Expenses. During the term of this Offer Letter, you will be reimbursed for your apartment rental expenses in Tampa, Florida., up to a maximum of $90,000 annually.

4. Termination; Payments and Entitlements Upon a Termination.

4.1 Termination. The Company may terminate your employment: (a) for Cause (as defined in the Severance Plan), (b) upon your Disability (as defined in Exhibit A), or (c) for any reason or no reason, in all cases, upon reasonable notice to you. Your employment with the Company will terminate upon your death.

4.2 Involuntary Termination. Subject to Sections 4.3, 8.9, and 10.11, if your employment is terminated following the date of this Offer Letter as a result of an Involuntary Termination (as defined in the Severance Plan), you will be entitled to the following payments and entitlements:

(a) Cash Severance Payment. You will receive the Severance Amount (as defined in the Severance Plan) associated with a “Level 2 Employee” (as such term is used in the Severance Plan). The Severance Amount will be paid in a lump sum, less all applicable withholding taxes, within thirty (30) days after the Involuntary Termination, except in the case of an Involuntary Termination that is part of a group termination program, in which case the payment shall be made within sixty (60) days. The Severance Amount will not be considered as compensation for purposes of determining benefits under any other qualified or non-qualified plans of the Company.

(b) Accrued Salary and Vacation. You will be paid all salary and accrued vacation pay earned through the date of your termination, less all applicable withholding taxes, on the first regular pay date following the date of your termination.

(c) No Other Payments. Upon payment of the amounts to be paid pursuant to Sections 4.2(a) and 4.2(b), the Company shall have no further liability hereunder.

4.3 Release Required. You will not be entitled to receive the payment set forth in Section 4.2(a) and, if applicable, Section 9, unless you execute, at least seven days before the date payment is due to be made, and do not revoke, a release in the form of release set forth in the Severance Plan in favor of the Company and related parties relating to all claims or liabilities of any kind relating to your employment with the Company and the Involuntary Termination of such employment.

5. Other Termination. Subject to Section 1.4, if your employment is terminated by (a) your resignation, (b) your death, or (c) by the Company for Cause or as a result of your Disability, then you shall not be entitled to receive any severance or other payments, entitlements or benefits other than Annual Base Salary earned through the date of termination and reimbursement for expenses through the date of termination and, in either case, not yet paid. For greater certainty, with respect to a termination by reason of death or by reason of a Disability, nothing in this Offer Letter shall derogate from any rights and/or entitlements that you may be entitled to receive under any other equity compensation or benefit plan of the Company applicable to you. If your employment is terminated by your resignation, you agree to give the Company 60 days’ prior notice in order to ensure an efficient transition.

6. Resignation. If you are a director of the Company or a director or an officer of a company affiliated or related to the Company at the time of your termination, you will be deemed to have resigned all such positions, and you agree that upon termination you will execute such tenders of resignation as may be requested by the Company to evidence such resignations.

7. Rights under Equity Plans. The provisions of this Offer Letter are subject to the terms of the Company’s equity plans in effect from time to time. Any equity awards granted to you under the equity plans shall be forfeited or not, vest or not, and, in the case of stock options and stock appreciation rights, become exercisable or not, as provided by and subject to the terms of the applicable equity plan.

8. Restrictive Covenants.

8.1 Confidentiality.

(a) You acknowledge that in the course of carrying out, performing and fulfilling your obligations to the Company hereunder, you will have access to and will be entrusted with information that would reasonably be considered confidential to the Company or its Affiliates, the disclosure of which to competitors of the Company or its Affiliates or to the general public, will be highly detrimental to the best interests of the Company or its Affiliates. Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost figures, client lists, software, and information relating to employees, suppliers, customers and persons in contractual relationship with the Company. Except as may be required in the course of carrying out your duties hereunder, you covenant and agree that you will not disclose, for the duration of your employment or at any time thereafter, any such information to any person, other than to the directors, officers, employees or agents of the Company that have a need to know such information, nor shall you use or exploit, directly or indirectly, such information for any purpose other than for the purposes of the Company, nor will you disclose or use for any purpose, other than for those of the Company or its Affiliates, any other information which you may acquire during your employment with respect to the business and affairs of the Company or its Affiliates. Notwithstanding all of the foregoing, you shall be entitled to disclose such information if required pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, provided that you shall first have:

(i) notified the Company;

(ii) consulted with the Company on whether there is an obligation or defense to providing some or all of the requested information;

(iii) if the disclosure is required or deemed advisable, cooperate with the Company in an attempt to obtain an order or other assurance that such information will be accorded confidential treatment.

(b) Notwithstanding the foregoing, you may disclose information relating to your own compensation and benefits to your spouse, attorneys, financial advisors and taxing authorities. Please note that pursuant to rules promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934 in effect on the date hereof, the amount and components of your compensation are required to be publicly disclosed on an annual basis.

8.2 Inventions. You acknowledge and agree that all right, title and interest in and to any information, trade secrets, advances, discoveries, improvements, research materials and databases made or conceived by you prior to or during your employment relating to the business or affairs of the Company, shall belong to the Company. In connection with the foregoing, you agree to execute any assignments and/or acknowledgements as may be requested by the Chief Executive Officer from time to time.

8.3 Corporate Opportunities. Any business opportunities related to the business of the Company which become known to you during your employment with the Company must be fully disclosed and made available to the Company by you, and you agree not to take or attempt to take any action if the result would be to divert from the Company any opportunity which is within the scope of its business.

8.4 Non-Competition and Non-Solicitation.

(a) You will not at any time, without the prior written consent of the Company, during your employment with the Company and for a period of 9 months after the termination of your employment (regardless of the reason for such termination or whether the Severance Payment is made), either individually or in partnership, jointly or in conjunction with any person or persons, firm, association, syndicate, corporation or company, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly:

(i) anywhere in the Territory, engage in, carry on or otherwise have any interest in, advise, lend money to, guarantee the debts or obligations of, permit your name to be used in connection with any business which is competitive to the Business or which provides the same or substantially similar services as the Business;

(ii) for the purpose, or with the effect, of competing with any business of the Company, solicit, interfere with, accept any business from or render any services to anyone who is a client or a prospective client of the Company or any Affiliate at the time you ceased to be employed by the Company or who was a client during the 12 months immediately preceding such time;

(iii) solicit or offer employment to any person employed or engaged by the Company or any Affiliate at the time you ceased to be employed by the Company or who was an employee during the 12-month period immediately preceding such time.

(b) Nothing in this Offer Letter shall prohibit or restrict you from holding or becoming beneficially interested in up to one (1%) percent of any class of securities in any company provided that such class of securities are listed on a recognized stock exchange in Canada or the United States.

(c) If you are at any time in violation of any provision of this Section 8.4, then each time limitation set forth in this Section 8.4 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from any such violation, then the covenants set forth shall be extended for a period of time equal to the pendency of the proceeding in which relief is sought, including all appeals therefrom.

8.5 Insider Trading and Other Policies. You will comply with all applicable securities laws and the Company’s Insider Trading Policy and Insider Reporting Procedures in respect of any securities of the Company that you may acquire, and you will comply with all other of the Company’s policies that may be applicable to you from time to time.

8.6 Non-Disparagement. You will not disparage the Company or any of its affiliates, directors, officers, employees or other representatives in any manner and will in all respects avoid any negative criticism of the Company.

8.7 Injunctive Relief.

(a) You acknowledge and agree that in the event of a breach of the covenants, provisions and restrictions in this Section 8, the Company’s remedy in the form of monetary damages will be inadequate and that the Company shall be, and is hereby, authorized and entitled, in addition to all other rights and remedies available to it, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

(b) The parties acknowledge that the restrictions in this Section 8 are reasonable in all of the circumstances and you acknowledge that the operation of restrictions contained in this Section 8 may seriously constrain your freedom to seek other remunerative employment. If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Company but would be valid, for example, if the scope of their time periods or geographic areas were limited, the parties consent to the court making such modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

8.8 Survival of Restrictions. Each and every provision of this Section 8 shall survive the termination of this Offer Letter or your employment (regardless of the reason for such termination).

8.9 Forfeiture. Notwithstanding the provisions of Section 4.2, if following any Involuntary Termination it shall be determined that the you have breached (either before or after such termination) any of the agreements in this Section 8, the Company shall have no obligation or liability or otherwise to make any further payment under Section 4.2 from and after the date of such breach, except for payments, if any, that cannot legally be forfeited.

9. Code Section 409A.

9.1 In General. This Section 11 shall apply to you if you are subject to Section 409A of the United States Internal Revenue Code of 1986 (the “Code”), but only with respect to any payment due hereunder that is subject to Section 409A of the Code.

9.2 Release. Any requirement that you execute and not revoke a release to receive a payment hereunder shall apply to a payment described in Section 9.1 only if the Company provides the release to you on or before the date of your Involuntary Termination.

9.3 Payment Following Involuntary Termination. Notwithstanding any other provision herein to the contrary, any payment described in Section 9.1 that is due to be paid within a stated period following your Involuntary Termination shall be paid:

(a) If, at the time of your Involuntary Termination, you are a “specified employee” as defined in Section 409A of the Code, such payment shall be made as of the later of (i) the date payment is due hereunder, or (ii) the earlier of the date which is six months after your “separation from service” (as defined under Section 409A of the Code), or the date of your death; or

(b) In any other case, on the later of (i) last day of the stated period, or if such stated period is not more than 90 days, at any time during such stated period as determined by the Company without any input from you, or (ii) the date of your “separation from service” (as defined under Section 409A of the Code).

9.4 Reimbursements. The following shall apply to any reimbursement that is a payment described in Section 9.1: (a) with respect to any such reimbursement under Section 12.8, reimbursement shall not be made unless the expense is incurred during the period beginning on your effective hire date and ending on the sixth anniversary of your death; (b) the amount of expenses eligible for reimbursement during your taxable year shall not affect the expenses eligible for reimbursement in any other year; and (c) the timing of all such reimbursements shall be as provided herein, but not later than the last day of your taxable year following the taxable year in which the expense was incurred.

9.5 Offset. If you are subject to Section 409A of the Code, any offset under Section 10.11 shall apply to a payment described in Section 9.1 only if the debt or obligation was incurred in the ordinary course of your employment with the Company, the entire amount of the set-off in any taxable year of the Company does not exceed $5,000, and the set-off is made at the same time and in the same amount as the debt or obligation otherwise would have been due and collected from you.

9.6 Interpretation. This Offer Letter shall be interpreted and construed so as to avoid the additional tax under Section 409A(a)(1)(B) of the Code to the maximum extent practicable.

10. General Provisions.

10.1 Entire Agreement. This Offer Letter, together with the plans and documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to your employment. All promises, representation, collateral agreements and undertakings not expressly incorporated in this Offer Letter are hereby superseded by this Offer Letter. For the avoidance of doubt, this Offer Letter supersedes and replaces the Offer Letter dated February 14, 2013 between you and the Company.

10.2 Amendment. This Offer Letter may be amended or modified only by a writing signed by both of the parties hereto.

10.3 Assignment. This Offer Letter may be assigned by the Company to any successor to its business or operations. Your rights hereunder may not be transferred by you except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Any purported assignment in violation of the preceding sentence shall be void.

10.4 Governing Law; Consent to Personal Jurisdiction and Venue. This Offer Letter takes effect upon its acceptance and execution by the Company. The validity, interpretation, and performance of this Offer Letter shall be governed, interpreted, and construed in accordance with the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof. You hereby consent to personal jurisdiction and venue, for any action brought by the Company arising out of a breach or threatened breach of this Offer Letter or out of the relationship established by this Offer Letter, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida; and, if applicable, the federal and state courts in any jurisdiction where you are employed or reside; you hereby agree that any action brought by you, alone or in combination with others, against the Company, whether arising out of this Offer Letter or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida.

10.5 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Offer Letter shall not affect the enforceability of the remaining portions of the Offer Letter or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in the Offer Letter shall be declared invalid, the Offer Letter shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

10.6 Section Headings and Gender. The section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

10.7 No Term of Employment. Nothing herein obligates the Company to continue to employ you. Where lawfully permitted in any jurisdiction in which you perform employment responsibilities on behalf of the Company, your employment shall be at will.

10.8 Indemnification. The Company will indemnify and hold you harmless to the maximum extent permitted by applicable law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which you are made or are threatened to be made a party by reason of the fact that you are or were an officer of the Company or any Affiliate. In addition, the Company agrees that you shall be covered and insured up to the maximum limits provided by any insurance which the Company maintains to indemnify its directors and officers (as well as any insurance that it maintains to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors).

10.9 Survivorship. Upon the termination your employment, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intended preservation of such rights and obligations.

10.10 Taxes. All payments under this Offer Letter shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Company may reasonably determine and should withhold pursuant to any applicable law or regulation.

10.11 Set-Off. Except as limited by Section 9.5, the Company may set off any amount or obligation which may be owing by you to the Company against any amount or obligation owing by the Company to you.

10.12 Records. All books, records, and accounts relating in any manner to the Company or to any suppliers, customers, or clients of the Company, whether prepared by you or otherwise coming into your possession, shall be the exclusive property of the Company and immediately returned to the Company upon termination of employment or upon request at any time.

10.13 Counterparts. This Offer Letter may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

10.14 Consultation with Counsel. You acknowledge that you have conferred with your own counsel with respect to this Offer Letter, and that you understand the restrictions and limitations that it imposes upon your conduct.

Steve, please indicate your acceptance of this offer by returning one signed original of this Offer Letter.

Yours truly,

Jerry Fowden, CEO Cott Corporation

I accept this offer of employment and agree to be bound by the terms and conditions listed herein.

26th Mar 2015

Steven Kitching	Date

Exhibit A

Definitions

“Affiliate” shall mean, with respect to any person or entity (herein the “first party”), any other person or entity that directs or indirectly controls, or is controlled by, or is under common control with, such first party. The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to: (i) vote 50% or more of the outstanding voting securities of such person or entity, or (ii) otherwise direct or significantly influence the management or policies of such person or entity by contract or otherwise.

“Business” shall mean the business of manufacturing, selling or distributing carbonated soft drinks, juices, water and other non-alcoholic beverages to the extent such other non-alcoholic beverages contribute, or are contemplated or projected to contribute, materially to the profits of the Company at the time of termination of your employment.

“Disability” shall mean any incapacity or inability by you, including any physical or mental incapacity, disease, illness or affliction, which has prevented or which will likely prevent you from performing the essential duties of your position for six (6) consecutive months or for any cumulative period of 125 business days (whether or not consecutive) in any two (2) year period.

“Severance Plan” shall mean the Cott Corporation Severance and Non-Competition Plan.

“Territory” shall mean the countries in which the Company and its subsidiaries conduct the Business or in which the Company plans to conduct the Business within the following 12 months.

A-1